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                                                                       EXHIBIT 1

FROM: RNETHEALTH, INC. FOR IMMEDIATE RELEASE


RnetHealth and Access Television Network to File Joint Proxy

SANTA MONICA, Calif.--(PR Newswire)-March 30, 2001-- RnetHealth, Inc. (OTCBB:RNET - news) today announced that it intends to file a Registration Statement and joint proxy statement on Form S-4 with the Securities and Exchange Commission within the next ten days to register the shares to be issued in connection with the proposed merger between RnetHealth, Inc. and Access Television Network, Inc., a privately held company.

Subject to customary regulatory approvals by the Securities and Exchange Commission, RnetHealth, Inc. and Access Television Network, Inc. have scheduled and will notice shareholder meetings in June, at which shareholders of both companies will vote separately to approve the merger.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer or sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

CONTACT: Tracy Neal
(310) 393-3979

CCEC CONTACT: Dodi Handy
(407) 682-2001, rnet@insidewallstreet.com

CHARTERBRIDGE CONTACT: Justin Quis Quis
Charterbridge Financial Group, Inc.
(619) 696-8000
jquisquis@charterbridge.net

CEOcast, Inc. CONTACT: Matthew Henderson
(212) 732-4300